Jason Industries Reports First Quarter 2019 Results
Actions Cost Reductions
Acquires Schaffner Manufacturing Company, Inc.

MILWAUKEE, May 2, 2019 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported results for first quarter 2019.

Key financial results for the first quarter 2019 versus the year ago period include:

•
Net sales of $142.0 million decreased 15.1 percent and included a negative 3.4 percent impact from the divestiture and planned exit of non-core businesses and a negative 1.7 percent from foreign currency translation. Organic sales declined 10.0 percent primarily due to lower overall production volumes, with platform changes in Fiber Solutions, softer end market demand in Engineered Components, and weak European markets in Industrial.

•	Net loss of $5.3 million, or $0.22 diluted loss per share, increased $4.5 million and $0.13 per share.

•	Adjusted net loss of $3.1 million, or $0.10 adjusted loss per share, increased $0.12 per share.

•	Adjusted EBITDA of $14.1 million, or 9.9 percent of net sales, decreased $5.7 million from 11.8 percent of net sales, driven by lower volumes.

•	Free cash flow was negative $10.7 million, a decrease of $10.9 million, due to lower adjusted EBITDA, higher working capital, and increased restructuring costs.

“Our results for the quarter reflect mixed end markets and lower volumes with our OEM customers. While we saw continued growth in U.S. industrial markets, the overall economic environment is clearly softer than it was a year ago. However, we are responding to the changing markets and there are many positives happening across the business,” said Brian Kobylinski, chief executive officer of Jason. “We are winning new business and our operations continue to improve. We are excited about the Schaffner acquisition and the synergies we see with our Osborn business.”

Highlights during the quarter include:

•
Actioned the consolidation of one of our two Redgranite, Wisconsin seating manufacturing facilities in the Engineered Components segment and the consolidation of certain off-site warehouse facilities into primary manufacturing plants, all scheduled to be completed in the third quarter. In response to softer OEM demand and a weaker European industrial market, the Company implemented headcount reductions that will reduce costs beginning in the second quarter. These actions and other on-going restructuring activities are expected to result in approximately $4 million of restructuring costs in 2019.

•
Subsequent to the quarter, completed the purchase of Schaffner Manufacturing Company, Inc. (“Schaffner”) in an all cash transaction valued at $11 million. Schaffner is a manufacturer of high-quality polishing and finishing products with annual sales of approximately $20 million, and provides Jason’s Industrial segment with an expansion of its product line offerings within North America. The integration of Schaffner is expected to result in approximately $1.5 million of annual cost synergies from supply chain, facility, and fixed overhead reductions by the end of 2020 with restructuring costs of approximately $1 million.

Key financial results within the segments for the first quarter 2019 versus the year ago period include:

•
Industrial net sales of $49.7 million decreased $4.2 million, or 7.9 percent, including a negative foreign currency translation impact of 5.0 percent. Organic sales decreased 2.9 percent driven by lower volumes in Europe due to weaker industrial markets and partially offset by stable North American conditions. Adjusted EBITDA was $6.8 million, or 13.8 percent of net sales, a decrease of $1.0 million from 14.4 percent of net sales. Adjusted EBITDA decreased on lower volumes partially offset by improved product pricing.

•
Engineered Components net sales of $56.6 million decreased $12.8 million, or 18.5 percent, including a negative 8.3 percent from the exit of the non-core smart meter product line. Organic sales decreased 10.2 percent due to softer demand for heavy industry and motorcycle seating, increased competitive pressures in the rail and safety grating product lines, partially offset by higher volumes in turf care. Adjusted EBITDA was $5.7 million, or 10.1 percent of net sales, compared with 13.0 percent of net sales in the prior year. The adjusted EBITDA decrease was driven by lower volumes and material inflation.

•
Fiber Solutions net sales of $35.7 million decreased $8.2 million, or 18.7 percent, due to end-of-life platform changes that occurred in the third quarter of 2018 and overall lower vehicle production. Adjusted EBITDA was $3.6 million, or 10.0 percent of net sales, compared with 13.2 percent of net sales in the prior year. Adjusted EBITDA margin decreased due to lower sales and material inflation, partially mitigated by continuous improvement projects and savings related to the consolidation of the Richmond, Indiana facility.

•	Corporate expenses of $2.1 million decreased $0.8 million versus the prior year due to lower professional fees and incentive compensation.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 5.7x as of the end of the first quarter, an increase from 5.1x as of the end of 2018. Total liquidity as of the end of the first quarter was $85.7 million, comprised of $45.2 million of cash and cash equivalents and $40.5 million of availability on revolving loan facilities globally.

2019 Guidance:

Kobylinski stated, “We expect continued softness in several end markets to impact our sales results for the year and as such initiated cost reduction actions to preserve our full year EBITDA. Our customers are recognizing our improved operational performance and our team is securing new business that will drive future sales impacting late 2019 and beyond. Despite top line pressure we remain encouraged by our elevated operations, improved customer relationships, new business awards, and are excited about our Schaffner acquisition.”

For the full year 2019, Jason reaffirms guidance of net sales in the range of $565 to $585 million and adjusted EBITDA of $65 to $68 million, inclusive of the Schaffner acquisition. Jason now expects free cash flow in the range of $8 to $12 million, compared to prior guidance of $12 to $16 million, primarily due to higher restructuring costs. These ranges result in an implied net debt to Adjusted EBITDA range of 5.2 to 5.0 times.

Conference Call:

The Company will hold a conference call to discuss its first quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries First Quarter 2019 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), May 9, 2019. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating, and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 3,600 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of the recent Tax Reform Act; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other restructuring charges, transaction-related expenses, other professional fees, purchase accounting adjustments, lease expense associated with vacated facilities and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 29, 2019	March 30, 2018
Net sales	$141,978	$167,254
Cost of goods sold	113,398	131,582
Gross profit	28,580	35,672
Selling and administrative expenses	25,221	27,524
Loss on disposals of property, plant and equipment - net	8	234
Restructuring	1,573	602
Operating income	1,778	7,312
Interest expense	(8,231)	(8,027)
Equity income	84	100
Other income - net	24	71
Loss before income taxes	(6,345)	(544)
Tax (benefit) provision	(1,009)	275
Net loss	$(5,336)	$(819)
Redemption premium and accretion of dividends on preferred stock	812	1,727
Net loss available to common shareholders of Jason Industries	$(6,148)	$(2,546)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.22)	$(0.09)

Weighted average number of common shares outstanding:
Basic and diluted	27,962	27,329

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	March 29, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$45,153	$58,169
Accounts receivable - net	74,956	60,559
Inventories	66,700	63,747
Other current assets	12,246	13,664
Total current assets	199,055	196,139
Property, plant and equipment - net	131,285	134,869
Right-of-use operating lease assets	41,522	—
Goodwill	43,623	44,065
Other intangible assets - net	112,191	116,529
Other assets - net	10,961	11,995
Total assets	$538,637	$503,597

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$6,515	$6,544
Current portion of operating lease liabilities	7,564	—
Accounts payable	56,395	47,497
Accrued compensation and employee benefits	15,643	14,452
Accrued interest	86	89
Other current liabilities	12,822	17,281
Total current liabilities	99,025	85,863
Long-term debt	386,425	387,244
Long-term operating lease liabilities	35,467	—
Deferred income taxes	21,133	23,882
Other long-term liabilities	16,796	20,548
Total liabilities	558,846	517,537

Shareholders’ (Deficit) Equity
Preferred stock	41,421	40,612
Jason Industries common stock	3	3
Additional paid-in capital	155,203	155,533
Retained deficit	(191,077)	(186,517)
Accumulated other comprehensive loss	(25,759)	(23,571)
Total shareholders’ (deficit) equity	(20,209)	(13,940)
Total liabilities and shareholders’ (deficit) equity	$538,637	$503,597

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Three Months Ended
	March 29, 2019	March 30, 2018
Cash flows from operating activities
Net loss	$(5,336)	$(819)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	6,460	6,709
Amortization of intangible assets	2,901	4,098
Amortization of deferred financing costs and debt discount	737	711
Non-cash operating lease expense	2,043	—
Equity income	(84)	(100)
Deferred income taxes	(2,605)	(1,073)
Loss on disposals of property, plant and equipment - net	8	234
Dividends from joint venture	728	—
Share-based compensation	876	231
Net increase (decrease) in cash due to changes in:
Accounts receivable	(14,806)	(14,500)
Inventories	(3,338)	(4,076)
Other current assets	65	(1,150)
Accounts payable	8,882	8,980
Accrued compensation and employee benefits	1,263	3,985
Accrued interest	(3)	(61)
Accrued income taxes	321	17
Operating lease liabilities, net	(2,126)	—
Other - net	(3,235)	631
Total adjustments	(1,913)	4,636
Net cash (used in) provided by operating activities	(7,249)	3,817
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	189	49
Payments for property, plant and equipment	(3,468)	(3,622)
Acquisitions of patents	(5)	(9)
Net cash used in investing activities	(3,284)	(3,582)
Cash flows from financing activities
Payments of First and Second Lien term loans	(775)	(775)
Proceeds from other long-term debt	1,641	1,247
Payments of other long-term debt	(1,992)	(1,963)
Payments of finance lease obligation	(89)	—
Value added tax paid from building sale	(707)	—
Other financing activities - net	(396)	(13)
Net cash used in financing activities	(2,318)	(1,504)
Effect of exchange rate changes on cash and cash equivalents	(165)	373
Net decrease in cash and cash equivalents	(13,016)	(896)
Cash and cash equivalents, beginning of period	58,169	48,887
Cash and cash equivalents, end of period	$45,153	$47,991

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Industrial
Net sales	$53,978	$55,454	$51,016	$47,189	$207,637	$49,737				$49,737
Adjusted EBITDA	7,799	8,437	7,579	5,164	28,979	6,841				6,841
Adjusted EBITDA % net sales	14.4%	15.2%	14.9%	10.9%	14.0%	13.8%				13.8%

Engineered Components
Net sales	$69,427	$69,552	$56,013	$48,358	$243,350	$56,588				$56,588
Adjusted EBITDA	9,003	10,433	6,151	3,906	29,493	5,736				5,736
Adjusted EBITDA % net sales	13.0%	15.0%	11.0%	8.1%	12.1%	10.1%				10.1%

Fiber Solutions
Net sales	$43,849	$43,418	$38,266	$36,428	$161,961	$35,653				$35,653
Adjusted EBITDA	5,778	6,044	4,465	4,581	20,868	3,566				3,566
Adjusted EBITDA % net sales	13.2%	13.9%	11.7%	12.6%	12.9%	10.0%				10.0%

Corporate
Adjusted EBITDA	$(2,867)	$(3,550)	$(2,965)	$(2,747)	$(12,129)	$(2,085)				$(2,085)

Consolidated
Net sales	$167,254	$168,424	$145,295	$131,975	$612,948	$141,978				$141,978
Adjusted EBITDA	19,713	21,364	15,230	10,904	67,211	14,058				14,058
Adjusted EBITDA % net sales	11.8%	12.7%	10.5%	8.3%	11.0%	9.9%				9.9%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	1Q 2019
	Industrial	Engineered Components	Fiber Solutions	Jason Consolidated

Net sales
Organic sales growth	(2.9)%	(10.2)%	(18.7)%	(10.0)%
Currency impact	(5.0)%	—%	—%	(1.7)%
Divestiture & Non-Core Exit	—%	(8.3)%	—%	(3.4)%
Growth as reported	(7.9)%	(18.5)%	(18.7)%	(15.1)%

Free Cash Flow

	1Q
	2018	2019
Operating Cash Flow	$3,817	$(7,249)
Less: Capital Expenditures	(3,622)	(3,468)
Free Cash Flow	$195	$(10,717)

Net Debt to Adjusted EBITDA

March 29, 2019
Current and long-term debt	$392,940
Add: Debt discounts and deferred financing costs	6,118
Less: Cash and cash equivalents	(45,153)
Net Debt	$353,905

Adjusted EBITDA
2Q18	$21,364
3Q18	15,230
4Q18	10,904
1Q19	14,058
TTM Adjusted EBITDA	61,556

Net Debt to Adjusted EBITDA*	5.7x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 4.16x as of March 29, 2019. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net (loss) income	$(819)	$(587)	$(5,512)	$(12,399)	$(19,317)	$(5,336)				$(5,336)
Interest expense	8,027	8,403	8,348	8,659	33,437	8,231				8,231
Tax provision	275	(238)	552	3,463	4,052	(1,009)				(1,009)
Depreciation and amortization	10,807	11,046	9,804	10,947	42,604	9,361				9,361
EBITDA	18,290	18,624	13,192	10,670	60,776	11,247				11,247
Adjustments:
Restructuring(1)	602	1,464	1,185	1,207	4,458	1,573				1,573
Transaction-related expenses(2)	—	—	—	—	—	340				340
Integration and other restructuring costs(3)	356	712	—	(658)	410	14				14
Share-based compensation(4)	231	553	944	981	2,709	876				876
Loss (gain) on disposals of property, plant and equipment—net(5)	234	11	(91)	(1,296)	(1,142)	8				8
Total adjustments	1,423	2,740	2,038	234	6,435	2,811				2,811
Adjusted EBITDA	$19,713	$21,364	$15,230	$10,904	$67,211	$14,058				$14,058

(1)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than financing leases in 2018 and financing and operating leases in 2019.

(2)	Transaction-related expenses primarily consist of professional fees and other expenses related to acquisitions.

(3)
During 2019, integration and other restructuring costs included $0.1 million of legal settlement income related to proceeds from a supplier claim in the engineered components segment associated with periods prior to the Company’s go public business combination, partially offset by $0.1 million of lease expense for a facility vacated in connection with plant consolidations. During 2018, integration and other restructuring costs included $0.3 million for costs related to the exit of the non-core smart meter product line in the engineered components segment, $0.1 million related to legal entity restructuring activities and $0.1 million associated with the insurance deductible related to a force majeure incident at a supplier in the engineered components segment. The supplier incident had resulted in incremental costs to maintain production throughout 2018, with such costs offset by insurance recoveries received during the third and fourth quarters of 2018. These costs were partially offset by $0.2 million of net legal settlement income related to proceeds from claims in the engineered components segment associated with periods prior to the Company’s go public business combination. Such items are not included in restructuring for GAAP purposes.

(4)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.

(5)
During 2018, (gain) loss on disposals of property, plant and equipment included for the fourth quarter of 2018 a gain of $1.3 million on the sale of a building related to the closure of the engineered components segment’s U.K. facility and for the first quarter of 2018 included a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the engineered components segment’s Libertyville, Illinois facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net (loss) income	$(819)	$(587)	$(5,512)	$(12,399)	$(19,317)	$(5,336)				$(5,336)
Adjustments:
Restructuring	602	1,464	1,185	1,207	4,458	1,573				1,573
Transaction-related expenses	—	—	—	—	—	340				340
Integration and other restructuring costs	356	712	—	(658)	410	14				14
Share based compensation	231	553	944	981	2,709	876				876
Loss (gain) on disposal of property, plant and equipment - net	234	11	(91)	(1,296)	(1,142)	8				8
Tax effect on adjustments(1)	(314)	(697)	(445)	(285)	(1,741)	(587)				(587)
Tax (benefit) provision(2)	410	—	170	—	580	—				—
Adjusted net income (loss)	$700	$1,456	$(3,749)	$(12,450)	$(14,043)	$(3,112)				$(3,112)

Effective tax rate on adjustments(1)	22%	25%	22%	122%	27%	21%				21%

Diluted weighted average number of common shares outstanding (GAAP):	27,329	27,677	27,683	27,683	27,595	27,962				27,962
Plus: effect of dilutive share-based compensation (non-GAAP)(3)	—	—	—	—	—	—				—
Plus: effect of convertible preferred stock (non-GAAP)(3)	3,309	3,147	3,212	3,274	3,235	3,339				3,339
Diluted weighted average number of common shares outstanding (non-GAAP)(3)	30,638	30,824	30,895	30,957	30,830	31,301				31,301

Adjusted earnings (loss) per share	$0.02	$0.05	$(0.12)	$(0.40)	$(0.46)	$(0.10)				$(0.10)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.09)	$(0.05)	$(0.23)	$(0.48)	$(0.85)	$(0.22)				$(0.22)
Adjustments net of income taxes:
Restructuring	0.02	0.04	0.03	0.03	0.12	0.05				0.05
Transaction-related expenses	—	—	—	—	—	0.01				0.01
Integration and other restructuring costs	0.01	0.02	—	(0.02)	0.01	—				—
Share based compensation	0.01	0.02	0.03	0.03	0.08	0.03				0.03
(Gain) loss on disposal of property, plant and equipment - net	0.01	—	—	(0.05)	(0.04)	—				—
Tax (benefit) provision(2)	0.02	—	0.01	—	0.02	—				—
Redemption premium on preferred stock conversion	0.04	—	—	—	0.04	—				—
GAAP to non-GAAP impact per share(3)	—	0.02	0.04	0.09	0.16	0.03				0.03
Adjusted earnings (loss) per share	$0.02	$0.05	$(0.12)	$(0.40)	$(0.46)	$(0.10)				$(0.10)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)	Represents discrete tax items associated with The Tax Cuts and Jobs Act enacted in December 2017.

(3)
Adjusted earnings (loss) per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon cconversion of preferred stock at the voluntary conversion ratio.